                                                                      Exhibit 11

                                  STATEMENT RE:
                        COMPUTATION OF PER SHARE EARNINGS


                                                                                                              NINE MONTHS
                                                              YEAR ENDED DECEMBER 31                       ENDED SEPTEMBER 30
                                                       1994            1995            1996              1996              1997
---------------------------------------------------------------------------------------------------------------------------------
PRIMARY
Average shares outstanding                          1,156,212        1,216,308      1,468,527         1,405,472         1,720,746
Net effect of dilutive stock options and
warrants - based on the treasury stock
method using average market value
per share                                                 -            194,420        242,396           261,039           242,396
---------------------------------------------------------------------------------------------------------------------------------
                                                    1,156,212        1,410,728      1,710,923         1,666,511         1,963,142
(Loss) Earnings before extraordinary item          $  (93,983)      $  410,688     $  166,440        $  216,235        $1,233,699

Primary (loss) earnings per share before
extraordinary item                                 $   (0.081)      $    0.291     $    0.097        $     0.13        $     0.63

Net (loss) earnings                                $ (237,715)      $   19,062     $ (306,996)       $ (253,068)       $1,233,699

Primary (loss) earnings per share                  $   (0.206)      $    0.014     $   (0.209)(1)    $    (0.18)(1)    $     0.63
---------------------------------------------------------------------------------------------------------------------------------

FULLY DILUTED
Average shares outstanding                          1,156,212        1,216,308      1,468,527         1,405,472         1,720,746
Net effect of dilutive stock options and
warrants - based on the treasury stock
method using the year end market value
per share, if higher than average market
value per share                                             -          194,420        289,495           289,495           289,495
---------------------------------------------------------------------------------------------------------------------------------
                                                    1,156,212        1,410,728      1,758,022         1,694,967         2,010,241
(Loss) Earnings before extraordinary item          $  (93,983)      $  410,688     $  166,440        $  216,235        $1,233,699

Fully diluted (loss) earnings per share before
extraordinary item                                 $   (0.081)      $    0.291     $    0.095        $     0.13        $     0.61

Net (loss) earnings                                $ (237,715)      $   19,062     $ (306,996)       $ (253,068)       $1,233,699

Fully diluted (loss) earning per share             $   (0.206)      $    0.014     $   (0.209)(1)    $    (0.18)(1)    $     0.61
---------------------------------------------------------------------------------------------------------------------------------

Notes:

(1) Using the average shares outstanding, as including the effect of stock options and warrants, is anti-dilutive.

(2) Fully diluted (loss) earnings per share was not disclosed as it does not differ from primary earnings (loss) per share.